EXHIBIT 99
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For:              Avatex Corporation

Contact:          Grady E. Schleier
                  Senior Vice President and Chief Financial Officer
                  (214) 365-7450



                 Avatex Corporation Announces Purchase of Notes
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         Dallas, Texas -- April 24, 2001 -- Avatex Corporation (OTCBB: AVAT)
today announced that it has purchased approximately $11,744,000 principal amount of 6.75% Notes due December 2002 issued by Avatex's wholly-owned subsidiary, Avatex Funding, Inc. The Notes are also guaranteed by Avatex. Avatex purchased the Notes from certain third parties for approximately $7,337,000. The purchase will result in an extraordinary gain on extinguishment of debt of approximately $2,480,000.

         Avatex also announced that the National Intergroup, Inc. Retirement Program and the Davenport, Inc. Pension Plan have separately purchased a total of approximately $5,256,000 principal amount of Notes. The Plans purchased the Notes from the same third parties for approximately $3,280,000. Avatex was formerly known as National Intergroup, Inc. and Davenport, Inc. is a wholly-owned subsidiary of Avatex.

         Avatex is a holding company that, along with its subsidiaries, owns interests in other corporations and partnerships. Through Phar-Mor, Inc., its 47% owned subsidiary, Avatex is involved in operating a chain of retail discount drug stores devoted to the sale of prescription and over-the-counter drugs, health and beauty aids and other general merchandise.